EXHIBIT 99.3

BigString Corporation Acquires Buddystumbler.com's Unique IM Social Network

RED BANK, N. J., July14, 2008 –BigString Corporation (OTC BB: BSGC), a provider of social networking messaging applications, user-controllable email and instant messaging (IM) services, announced today the acquisition of Buddystumbler.com, an IM-based social network that allows users to meet people via free online chats on AOL AIM, Yahoo Messenger, MSN Messenger and Google Talk. The website will be integrated with BigString IM, the company's new cross-platform IM application.

In exchange for Buddystumbler.com, as well as Buddystumbler.net and Buddystumbler.org and their related assets, BigString issued nine hundred thousand shares of restricted common stock to Buddystumbler.com Inc.  The company also agreed to provide certain advisory services to BigString to assist in the transition and integration of the websites.  In consideration of these advisory services, Buddystumbler.com Inc. will receive a percentage of the net proceeds derived from the advertising revenues generated.

Users of Buddystumbler’s social network can create profiles that include photos, descriptions, interests, locations, videos and blogs. It allow permits users to search other user profiles and meet people on supported IM chat platforms.

“There are millions of users on existing IM networks chatting with friends, family and colleagues. Buddystumbler enables them to expand their social network through an easy way to find other like-minded people to chat with,” said Han Yuan, President and Founder of Buddystumbler.com Inc. "The integration of the BigString IM and Buddystumbler’s social networking technologies will create an exciting and unique social network that leverages existing IM platforms while providing users with a new level of connectivity and privacy.”

“With this acquisition we have the opportunity to create a unique social IM platform that incorporates IM, geographic location, personal preferences and the security functionality of our self-destructing technology," stated Darin Myman, President and CEO of BigString Corporation.   "We are very excited about all of the possibilities that the Buddystumbler technology brings to our company."

About BigString

BigString Corporation, owner and operator of BigString.com, is a provider of social networking messaging applications and user-controllable email services.  In addition to permitting users to send recallable, erasable, self-destructing emails and video emails, BigString's patent-pending technology allows emails and pictures to be rendered non-forwardable, non-printable and non-savable before or after the recipients read them, no matter what email service provider is used.

Forward-Looking Statements

Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995.  BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby.  Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation’s actual results could differ materially from expected results.

CONTACT: Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com
Howard Greene, Greene Inc., 516-825-0400, greenepr@bigstring.com or greenepr@aol.com.